Exhibit 99.1

ATHEROGENICS, INC.

FOR IMMEDIATE RELEASE

AtheroGenics Reports First Quarter 2005 Financial Results

ATLANTA, GA – April 21, 2005 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the first quarter ended March 31, 2005.

Research and development expenses for the first quarter of 2005 were $16.2 million, compared to $14.0 million for the prior year period.  The increase in research and development spending was due to expenditures associated with the Company’s lead compound AGI-1067, principally for the ongoing ARISE Phase III clinical trial, partially offset by reduced spending in other programs, including the discontinued AGIX-4207 program in rheumatoid arthritis.

General and administrative expenses totaled $1.8 million in the first quarter of 2005, compared to $1.7 million for the prior year period reflecting higher compensation and other inflationary increases.

AtheroGenics recorded interest expense of $2.1 million during the quarter, compared to interest expense of $1.3 million for the prior year period.  The higher interest in 2005 relates to the $200 million principal amount of 1.5% convertible notes due 2012 issued by the Company in January 2005.

AtheroGenics’ net loss for the first quarter of 2005 was $18.6 million, or $(0.50) per share, compared to $16.6 million, or $(0.45) per share, for the same period in 2004.

At March 31, 2005, cash, cash equivalents and short-term investments totaled $241.7 million.

“During this quarter we raised additional capital to ensure that we can continue to execute on all aspects of our AGI-1067 program, including the ARISE Phase III trial and pre-commercialization activities,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.  “In addition, we also received approval from the FDA to amend our ARISE protocol that enabled us to accelerate the pace of this pivotal Phase III trial.”

Webcast and Conference Call Information

There will be a conference call and simultaneous webcast today at 9:00 a.m. EDT to discuss AtheroGenics’ first quarter 2005 financial results and to provide a Company update.  To access the call, dial 1-877-407-8031 (domestic) or 1-201-689-8031 (international), five minutes prior to the start time.  A replay of this call will be available from 11:00 a.m. ET on April 21, until 11:59 p.m. ET on April 28, 2005.  Rebroadcast numbers are 1-877-660-6853 (domestic) or

1-201-612-7415 (international), account number 286 and conference ID number 146369.  To access the call by live webcast, please log on to the Investor Relations/Investor Calendar section of the Company’s corporate website at http://www.atherogenics.com.  An archived version of the webcast will be available at the same location through July 21, 2005.

About AtheroGenics

AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma.  The Company has two drug development programs currently in the clinic.  AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis.  AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa.  AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma using its novel vascular protectant® technology.  For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially.  These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Investor Relations	Media Relations
Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations, Inc.	Fleishman Hillard
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com

AtheroGenics, Inc.

Statements of Operations

(Unaudited)

	Three months ended
	March 31,
	2005	2004

Revenues	$ —	$ —

Operating expenses:
Research and development	16,155,070	14,010,745
General and administrative	1,820,818	1,670,102
Total operating expenses	17,975,888	15,680,847

Operating loss	(17,975,888)	(15,680,847)
Interest and other income	1,447,904	370,988
Interest expense	(2,103,573)	(1,292,841)
Net loss	$ (18,631,557)	$ 6,602,700)

Net loss per share – basic and diluted	$ (0.50)	$ (0.45)
Weighted average shares outstanding -
basic and diluted	37,532,613	36,866,673

Balance Sheet Data

(Unaudited)

	March 31,	December 31,
	2005	2004

Cash, cash equivalents and short-term investments	$ 241,742,449	$ 66,924,015
Working capital	235,369,926	59,719,811
Total assets	254,531,663	74,462,327
Long-term obligations	300,000,000	100,000,000
Accumulated deficit	(230,752,104)	(212,120,547)
Total shareholders’ deficit	(53,911,689)	(35,942,382)